EXHIBIT 4.2

AMENDMENT OF THE

AMENDED AND RESTATED CERTIFICATE OF DETERMINATION

SERIES D JUNIOR PARTICIPATING PREFERRED SHARES OF

PERICOM SEMICONDUCTOR CORPORATION

(Pursuant to Section 401(f) of the California Corporations Code)

We, Alex Chi-Ming Hui, President and Chief Executive Officer, and John Chi-Hung Hui, Secretary, of Pericom Semiconductor Corporation, a corporation organized and existing under the laws of California (hereinafter called the “Corporation”), do hereby certify as follows:

1.	Pursuant to authority conferred upon the Board of Directors of the Corporation by the Articles of Incorporation of the Corporation, the Board of Directors adopted the following resolutions:

RESOLVED: That none of the authorized shares of Series D Junior Participating Preferred Stock of the Corporation (“Series D Junior Preferred Stock”), are outstanding, and none of the authorized shares of Series D Junior Preferred Stock will be issued subject to that certain Amended and Restated Certificate of Determination Series D Junior Participating Preferred Shares of the Corporation filed with the California Secretary of State on March 6, 2012 (the “Certificate of Determination”).

RESOLVED FURTHER: That the Corporation be, and hereby is, authorized and directed to file with the California Secretary of State an amendment to the Certificate of Determination (the “Amended Certificate of Determination”) containing these resolutions, with the purpose of decreasing the authorized number of Series D Junior Preferred Stock to zero, and as a result under the California Corporations Code the Series D Junior Preferred Stock shall no longer be an authorized series of the Corporation.

RESOLVED FURTHER: That Alex Chi-Ming Hui (Chief Executive Officer and President) and John Chi-Hung Hui (Secretary) be, and each hereby is, authorized and directed, for and on behalf of the Corporation and in its name, to execute and file the Amended Certificate of Determination substantially in the form of Exhibit A attached hereto, and to take such further actions as they may deem necessary or appropriate to carry out the intent of the foregoing resolutions in accordance with the applicable provisions of the California Corporations Code.

2.	The foregoing amendment of the Certificate of Determination has been duly approved by the Board of Directors of the Corporation.

We further declare under penalty of perjury under the laws of the State of California that the matters set forth in this Amended Certificate of Determination are true and correct of our own knowledge.

Executed at Milpitas, California on March 6, 2015.

/s/ Alex Chi-Ming Hui
Alex Chi-Ming Hui
Chief Executive Officer and President

/s/ John Chi-Hung Hui
John Chi-Hung Hui
Secretary